Important Notice Regarding the Definition of Fixed Income in the ICON

Flexible Bond Fund

The ICON Flexible Bond Fund is notifying all shareholders of a clarification to the definition of fixed income effective March 31, 2018. On November 17, 2017, the Board of Trustees of the ICON Flexible Bond Fund voted in favor of clarifying the definition of fixed income products to include closed-end funds that invest at least 80% of their net assets in bonds (fixed income products). The Principle Investment Strategies section of the ICON Flexible Bond Fund’s prospectus is included below.

Principal Investment Strategies

The Fund uses a valuation methodology to identify securities ICON believes are underpriced relative to value. It normally invests at least 80% of its net assets, plus any borrowings for investment purposes, in a broad range of U.S. dollar-denominated fixed income products. These include corporate bonds, notes and debentures, and effective March 31, 2018, closed-end funds that invest at least 80% of their assets in bonds, as well as U.S. government and agency securities. This strategy may not be changed unless Fund shareholders are given at least 60 days’ prior notice. The Fund generally invests in investment-grade securities, although the Fund may invest up to 35% of its assets in securities with a lower rating by both S&P and Moody’s. There is no limit on the Fund’s average maturity or on the maturity of any individual issues in the Fund.

We have underlined the clarification above for your convenience.

Before you consider staying in this Fund, you should review the Fund’s Summary Prospectus, a copy of which can be found at www.iconfunds.com. A Registration Statement relating to this strategy change has been filed with the United States Securities and Exchange Commission but has not yet become effective. You can find the Fund’s prospectus, statement of additional information and other information about the Fund online at www.iconfunds.com. You can also get this information at no cost by calling 1-800-764-0442, by sending an email request to fulfillment@iconadvisers.com, or by asking any financial advisor, bank or broker-dealer who offers the shares of the Fund.

SUMPRO-BOND(01/18)
Summary Prospectus	January 23, 2018

ICON FLEXIBLE BOND FUND

(Formerly, ICON Bond Fund)

CLASS A SHARES: CLASS C SHARES: CLASS S SHARES:	TICKER: IOBAX TICKER: IOBCX TICKER: IOBZX

Before you invest, you may want to review the fund’s prospectus and statement of additional information, which contain more information about the fund and its risks. You can find the fund’s prospectus, statement of additional information and other information about the fund online at www.iconfunds.com. You can also get this information at no cost by calling 1-800-764-0442, by sending an email request to fulfillment@iconadvisers.com, or by asking any financial advisor, bank or broker-dealer who offers the shares of the fund. The current prospectus and statement of additional information, dated January 23, 2018, are incorporated by reference into this summary prospectus.

Investment Objective/Goals

Seeks maximum total return.

Fees and Expenses of the Fund

This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund. You may qualify for sales charge discounts if you and your family invest, or agree to invest in the future, at least $25,000 or more. More information about these and other discounts is available from your financial professional and in “Classes of Shares, Sales Charge and Distribution Arrangements” on page 37 of the Fund’s prospectus, and in “Sales Charge” on page 60 in the Fund’s statement of additional information.

Shareholder Fees (fees paid directly
from your investment)	Class A	Class C	Class S
Maximum Sales Charge (Load)
Imposed on Purchases (as a
percentage of purchase price)	4.75%	None	None
Maximum Deferred Sales Charge
(Load) (as a percentage of
original purchase cost)	0.85%*	0.85%	None
Annual Fund Operating Expenses
(expenses that you pay each year as a
percentage of the value of your
investment)
Management Fees	0.60%	0.60%	0.60%
Distribution and/or Service (12b-1)
Fees	0.25%	0.85%	0.00%
Other Expenses	0.56%	0.68%	0.31%
Acquired Fund Fees and Expenses[1]	0.17%	0.17%	0.17%
Total Annual Fund Operating
Expenses[1]	1.58%	2.30%	1.08%
Expense Reimbursement[2]	(0.41%)	(0.53%)	(0.16%)
Net Annual Fund Operating Expenses
After Expense Reimbursement[1,2]	1.17%	1.77%	0.92%

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*	A contingent deferred sales charge of 0.85% applies on certain redemptions within one year following purchases of $1 million or more made without an initial sales charge.
[1]	Total Annual Fund Operating Expenses and Net Annual Fund Operating Expenses After Expense Reimbursement differ from the ratio of expenses to average net assets shown in the Financial Highlights, which reflect the operating expenses of the Fund and do not include acquired fund fees and expenses.
[2]	ICON Advisers has contractually agreed to limit the total expenses of the Fund (excluding interest, taxes, brokerage, acquired fund fees and expenses and extraordinary expenses) to an annual rate for Class A of 1.00%, an annual rate for Class C of 1.60%, and an annual rate of 0.75% for Class S. This expense limitation agreement may be terminated at any time after January 31, 2019 for Class A and January 31, 2021 for Class C and Class S upon 30 days written notice of termination to the Fund’s Board of Trustees. ICON Advisers is entitled to reimbursement from the Fund of any expenses waived pursuant to this arrangement if such reimbursement does not cause the Fund to exceed existing expense limitations and the reimbursement is made within three years after the expenses were reimbursed or absorbed.

Example

This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The example assumes you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

	1	Year	3 Years	5 Years	10 Years
Class A	$589		$912	$1,257	$2,229
Class C	$280		$667	$1,181	$2,591
Class S	$94		$328	$580	$1,302

Summary Prospectus
ICON Flexible Bond Fund

You would pay the following expenses if you did not redeem your Class C shares:

	1	Year	3 Years	5 Years	10 Years
Class C	$180		$667	$1,181	$2,591

Portfolio Turnover

The Fund pays transaction costs, such as commissions, when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses or in the example, affect the Fund’s performance. During the most recent fiscal year, the Fund’s portfolio turnover rate was 169% of the average value of the portfolio.

Principal Investment Strategies

The Fund uses a valuation methodology to identify securities ICON believes are underpriced relative to value. It normally invests at least 80% of its net assets, plus any borrowings for investment purposes, in a broad range of U.S. dollar-denominated fixed income products. These include corporate bonds, notes and debentures, and effective March 31, 2018, closed-end funds that invest at least 80% of their assets in bonds, as well as U.S. government and agency securities. This strategy may not be changed unless Fund shareholders are given at least 60 days’ prior notice. The Fund generally invests in investment-grade securities, although the Fund may invest up to 35% of its assets in securities with a lower rating by both S&P and Moodys. There is no limit on the Fund’s average maturity or on the maturity of any individual issues in the Fund.

Principal Investment Risks

Like all investments in securities, you risk losing money by investing in the Fund. The main risks of investing in this Fund are:

  Investment in Other Investment Companies Risk. The Funds may invest in other investment companies. As with other investments, investments in other investment companies, including closed-end funds (which include business development companies (BDCs)), unit investment trusts, open-end investment companies, and exchange traded funds, are subject to many of the same risks as investing directly in the underlying instruments, including market risk and, for non-index strategies, selection risk. In addition, if the Fund acquires shares of investment companies, shareholders bear both their proportionate share of expenses in the Fund (including management and advisory fees) and, indirectly, the expenses of the investment companies (including management and advisory fees). If the Fund acquires shares of one or more underlying funds, shareholders bear both their

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  proportionate share of expenses in the Fund (excluding management and advisory fees attributable to those assets of the Fund invested in the underlying funds) and, indirectly, the expenses of the underlying funds (including management and advisory fees). Further, the closed-end fund market is inefficient. Many closed- end funds (CEFs), including many in which the Fund invests, are small or micro-cap securities. There is little independent research published on CEFs and limited availability of data makes research difficult and time consuming. CEFs may trade unpredictably. The underlying assets may be unknown and their value not readily determinable. The Fund often purchases CEFs believing they are trading at a discount to NAV, and an ongoing corporate action will cause the discount to narrow or disappear. With little independent analysis of the CEFs’ individual assets, the Fund essentially makes a value based arbitrage strategy. The Fund will look to events like pending or proposed tender offers, liquidations, take-over plays etc. If the event is not preceded by an official announcement — and is, instead, “pending” or “anticipated” — this strategy can be very risky. If the event is announced, there is still the possibility that it will not happen. In sum, investing in CEFs in general, and CEF arbitrage plays in particular carry unique and arguably heightened risks.
  Portfolio Turnover Risk. Active trading generates transaction costs which, in turn, can affect performance. A higher portfolio turnover rate may indicate higher transaction costs and may result in higher taxes when Fund shares are held in a taxable account. These costs, which are not reflected in annual fund operating expenses, affect the Fund’s performance.
  Interest Rate Risk. Bond prices tend to move inversely with changes in interest rates. For example, when interest rates rise, bond prices generally fall. Securities with longer maturities are more sensitive to changes in interest rates. Performance could also be affected if unexpected interest rate trends cause the Fund’s mortgage or asset-backed securities to be paid off substantially earlier or later than expected. Slower payoffs effectively increase maturity, also heightening interest rate risk. When interest rates fall, many mortgages are refinanced and mortgage-backed securities may be repaid early. As a result, the Fund may not experience the increase in market value from these securities that normally accompanies a decline in interest rates.
  Credit Risk. The Fund could lose money if the issuer of a fixed income security is unable to meet its financial obligations or goes bankrupt. Failure of an issuer to make timely payments of principal and interest or a decline or perception of decline in the credit quality of a fixed income security can cause a security’s price to fall, potentially affecting the Fund’s share price.

Summary Prospectus
ICON Flexible Bond Fund

  Furthermore, the Fund invests primarily in corporate bonds, which are not guaranteed by the U.S. government. If the corporate issuer or guarantor of a debt security is unable or unwilling to honor its obligations, the government will not intervene if the issuer defaults and the Fund will lose its investment in the issue.
  Changes in Debt Ratings. If a rating agency gives a debt security a lower rating, the value of the security may decline because investors may demand a higher rate of return.
  High Yield Risk. The Fund may invest up to 35% of the Fund’s total assets in high yield securities (commonly known as “junk bonds”) which may be subject to greater levels of interest rate, credit and liquidity risk than investment grade securities. These securities may be considered speculative with respect to the issuer’s continuing ability to make principal and interest payments. An economic downturn or period of rising interest rates could adversely affect the market for junk bonds and reduce the Fund’s ability to sell these securities (liquidity risk). If the issuer of a security is in default with respect to interest or principal payments, the Fund may lose its investment in the issue.
  Liquidity Risk. Liquidity risk exists when particular investments are difficult to purchase or sell. The Fund’s investment in less liquid securities may reduce the Fund’s returns because it may be unable to sell the less liquid security at an advantageous time or price.
  Industry and Concentration Risk. Companies that have similar lines of business are grouped together in broad categories called industries. Certain industries are grouped together in broad categories called sectors.
  The Fund may overweight industries within various sectors and may invest up to 25% of the Fund’s total assets in a single industry. The fact that the Fund may overweight a specific industry or industries may cause the Fund’s performance to be more susceptible to political, economic, business or other developments that affect those industries or sectors. This overweighting means the Fund may be less diverse and more volatile than its benchmark.

Performance History

The following information illustrates the risks of investing in the Fund by showing changes in the Fund’s performance from year to year and by showing how the Fund’s average annual returns compare to those of an unmanaged securities index. The performance information shown in the bar chart is for the Fund’s Class C shares. The Fund’s past performance, both before and after taxes, is no guarantee of future results. Updated performance information is available through our website www.iconfunds.com or by calling 1-800-764-0442.

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Year-by-Year Total Return
as of 12/31 — Class C Shares

The bar chart above does not reflect any sales charges. If those charges were reflected, returns would be less than those shown.

Average Annual Total Returns for the Periods ended 12/31/17

	Inception			Since
	Date	1 Year 5 Years 10 Years Inception
ICON Flexible Bond
Fund (formerly, ICON
Bond Fund) Class C	10/21/2002
Return Before Taxes	2.57%	2.14%	3.61%	3.92%
Return After Taxes on
Distributions	1.12%	0.60%	2.07%	2.44%
Return After Taxes on
Distributions and Sale of
Fund Shares	1.45%	0.97%	2.25%	2.52%
Barclays Capital U.S.
Universal Index
Excluding Mortgage-
Backed Securities
(ex-MBS) (reflects no
deduction for fees,
expenses, or taxes)	4.59%	2.64%	4.44%	4.97%
ICON Flexible Bond
Fund (formerly, ICON
Bond Fund) Class A	9/30/2010 -0.92%	1.74%	-	2.53%
Barclays Capital U.S.
Universal Index (ex-MBS)
(reflects no deduction
for fees, expenses, or
taxes)	4.59%	2.64%	-	3.57%
ICON Flexible Bond
Fund (formerly, ICON
Bond Fund) Class S	5/6/2004 4.24%	3.01%	4.50%	4.46%
Barclays Capital U.S.
Universal Index (ex-MBS)
(reflects no deduction
for fees, expenses, or
taxes)	4.59%	2.64%	4.44%	4.70%

After-tax performance is shown only for the Fund’s Class C shares. After-tax performance for the Fund’s Class A and Class S shares will vary. After-tax returns are calculated

Summary Prospectus
ICON Flexible Bond Fund

using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown, and after-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts.

Investment Adviser: ICON Advisers, Inc.

Portfolio Managers: Donovan J. (Jerry) Paul is the Portfolio Manager of the Fund. Mr. Paul has managed the Fund since July 2013.

Purchase and Sale of Fund Shares: The minimum initial investment is $1,000 (no minimum if you begin an Automatic Investment Plan). The minimum additional investment is $100 ($100 for Automatic Investment Plan).

You may purchase or redeem shares of the Fund on any business day by telephone at 1-800-764-0442, or by mail (ICON Funds, P.O. Box 1920, Denver, CO 80201).

Tax Information: The Fund intends to distribute all or a portion of any net investment income on a monthly basis and to distribute all or a portion of any net capital gain annually. The Fund’s distributions are taxable and will be taxed as ordinary income or capital gains, unless you are investing through a tax-deferred arrangement such as a 401(k) plan or an individual retirement account.

Financial Intermediary Compensation: If you purchase the Fund through a broker-dealer or other financial intermediary (such as a bank), the Fund and its related companies may pay the intermediary for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing the broker-dealer or other intermediary and your salesperson to recommend the Fund over another investment. Ask your salesperson or visit your financial intermediary’s website for more information.

To learn more and sign up for electronic delivery of ICON Fund shareholder reports, including prospectuses, annual reports, semiannual reports and proxy statements, visit ICON’s website at www.iconfunds.com.

Summary Prospectus

4 ICON Flexible Bond Fund